EXHIBIT 99.1

1PM Industries Launches Nano "Cannabidiol" (CBD) Product Line

Beverly Hills, California, March 16, 2016 – 1PM Industries, Inc. (OTC: OPMZ) announced today that the Company has launched a Nano-Cannabidiol (Nano-CBD) product line.

The Company's Nano-CBD are ion-sized nutrients of CBD that are encased with water molecules. Due to their incredibly small size, nano-particles ingested in food and water are fundamentally different and can move throughout the body in advanced ways through cells' membranes. Typically, only 7-10% of CBD ingested is absorbed and used by the body. However, nanotechnology allows the body to absorb up to 95% of the CBD.

Due to this incredible technology, people have reported faster response times with greater results. Experts on nanotechnology are virtually unanimous that nanoscale materials have the potential for health effects that are uniquely different from the same substances comprised of larger-sized molecules.

The Company will initially use the Nano-CBD in BuzzKill and its CBD Shots. The Company is currently working on developing a CBD gummie product using the Nano-CBD as well. The gummies will be all-natural, non-GMO, gluten and dairy free edibles that have no high fructose corn syrup, no artificial sweeteners, colors or flavors.

The Company's CBD product line includes:

• 50 mg and 100mg CBD versions of its Multiple Award Winning Cookie Spread

• CBD Shots

• BuzzKill which contains 50Mg on CBD

• Shake and Pour Pancake and Waffle Mix

• CBD Gummie

Cookie Spread: The Company started selling its CBD infused Cookie Spread in February 2016.

CBD Shots: The Company will be launching its 1.9 ounce CBD shots in 50mg and 100mg levels and will be available in Strawberry Soda and Mango Soda flavors. It has some amazing anti-pain, anti-inflammatory, anti-anxiety benefits, but without any kind of high. It doesn't put you to sleep. It calms you down. It allows you to deal with things. The Company expects to begin taking orders for the CBD shots in April 2016.

BuzzKill: BuzzKill provides protection against the high associated from THC helping the consumer to reduce the intoxicating effects of THC, such as psychoactive effect, memory impairment and paranoia.  This is achieved through the product's proprietary blend and a high dose of CBD. Samples have been sent out and the Company will began accepting orders for BuzzKill on March 11, 2016 with initial shipments sent out on March 12, 2016.

Shake and Pour Pancake and Waffle Mix: The Company's Shake and Pour Pancake Mix comes in a very easy to use packaging that will make a hearty breakfast of 6-8 Pancakes with 50mg of CBD. This batter is very easy to use. Simply add water to the bottle and shake. Once mixed, it is ready for the griddle. The Company expects the product to be available in April 2016.

CBD Gummie: The gummies will be all-natural, non-GMO, gluten and dairy free edibles that have no high fructose corn syrup, no artificial sweeteners, colors or flavors. The Company expects the product to be available in May 2016.

As part of the ongoing research into cannabinoids, on March 14, 2016, GW Pharmaceuticals announced that its CBD derived drug significantly reduced the amount of seizures in children with a rare form of severe epilepsy in a phase-three trial. The company's drug lowered the frequency of seizures by 39% in children with a form of epilepsy known as Dravet syndrome, compared to a 13% reduction in children who took a placebo.

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About 1PM Industries.

1PM Industries is a Colorado corporation. The Company's business focuses on the sale and distribution of medical marijuana under the brand award winning Von Baron Farms.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com